EXHIBIT 10.7

Alexandria Real Estate Equities, Inc.
2000 Deferred Compensation Plan
Original Effective Date: December 1, 2000
Amended And Restated Effective: September 15, 2023

Table of Contents

Page

ARTICLE II    DEFINITIONS    1
2.1    Definitions    1
2.2    Terms    7
ARTICLE III    PARTICIPATION    7
3.1    Commencement of Participation    7
3.2    Continuation of Participation    8
ARTICLE IV    CONTRIBUTIONS AND ELECTIONS    8
4.1    Compensation Deferrals    8
4.2    Matching Contributions    9
4.3    Company Contribution    10
4.4    Time and Form of Contributions to Trust    10
ARTICLE V    VESTING    10
5.1    Vesting    10
ARTICLE VI    ACCOUNTS    11
6.1    Accounts    11
6.2    Benchmark Investment Elections for Plan Amounts    11
6.3    Deemed Investment of VIP Amounts    12
6.4    Valuation    13
6.5    Forfeitures    13
ARTICLE VII    DISTRIBUTIONS    14
7.1    Distribution Election    14
7.2    Payment Options    15
7.3    Commencement of Payment    15
7.4    Early Distribution of Section 409A Grandfathered Amounts    18
7.5    Termination of Employment and Change in Service Capacity    19
ARTICLE VIII    BENEFICIARIES    20
8.1    Beneficiaries    20
8.2    Lost Participants and Beneficiaries    21
8.3    Enforceability of Beneficiary Designations    21

Table of Contents
(continued)
Page

ARTICLE IX    FUNDING    21
9.1    Prohibition Against Funding    21
9.2    Deposits in Trust    22
ARTICLE X    ADMINISTRATION    22
10.1    Plan Administration    22
10.2    Administrator    22
10.3    Claims Procedures    23
ARTICLE XI    GENERAL PROVISIONS    23
11.1    No Assignment    23
11.2    No Employment Rights    23
11.3    Incompetence    23
11.4    Identity    24
11.5    Other Benefits    24
11.6    No Liability    24
11.7    Expenses    24
11.8    Amendment and Termination    24
11.9    Company Determinations    25
11.10    Arbitration    25
11.11    Debt Offsets    25
11.12    Construction    25
11.13    Governing Law    25
11.14    409A Compliance    25
11.15    Severability    26
11.16    Headings    26
APPENDIX A    CLAIMS PROCEDURES    27

Alexandria Real Estate Equities, Inc.
2000 Deferred Compensation Plan
ARTICLE I

Introduction and Purpose
This Plan was originally adopted by the Company effective as of December 1, 2000. The Plan was amended and restated effective as of January 1, 2005 to incorporate certain provisions of the Company’s 2000 Venture Investment Deferred Compensation Plan (the “VIP”) into the Plan. This amendment and restatement of the Plan is effective as of September 15, 2023.
Any amounts deferred by a Participant under the VIP prior to January 1, 2005, as adjusted for any gains and losses credited with respect to such amounts as a result of their deemed investment in the applicable Venture Investments, shall be credited to the Participant’s VIP Grandfathered Account under this Plan. Any amounts deferred under the VIP on or after January 1, 2005 shall be considered to have been deferred under this Plan.
The purpose of the Plan is to provide key Employees supplemental retirement and tax benefits through the deferral of compensation. The Plan is intended to be a “plan which is unfunded and is maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees” within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA, and shall be interpreted and administered to the extent possible in a manner consistent with that intent. The Plan is intended to be administered in compliance with Section 409A of the Code with respect to all Section 409A Non-Grandfathered Amounts, and the provisions of the Plan regarding Section 409A Grandfathered Amounts are intended to be administered so as not to subject such amounts to Section 409A of the Code.
ARTICLE II

Definitions
2.1    Definitions. The following terms have the meanings set forth herein, unless the context otherwise requires:
(a)    “2018 Plan Year Participation Enrollment Period” means the Plan enrollment period scheduled to commence in November 2017 and pursuant to which Participants may elect Compensation Deferrals with respect to Compensation earned during the 2018 Plan Year.
(b)    Account. The bookkeeping account established for each Participant as provided in Section 6.1. The term includes Fixed Date Accounts (which may include a Plan Fixed Date Subaccount and VIP Fixed Date Subaccount), Retirement Accounts (which may include a Plan Retirement Subaccount and VIP Retirement Subaccount) and VIP Grandfathered Accounts, unless the context otherwise requires.
(c)    Administrator. Joel Marcus and Jackie Clem, each of whom may act as the Administrator individually; provided, however, that each may not act as the Administrator in making decisions with respect to his or her own Account.
(d)    Affiliate. Any firm, partnership, limited liability partnership, corporation or limited liability corporation that (i) directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with the Company or (ii) is otherwise authorized by the Company’s Board of Directors to be considered the Company for purposes of the Plan.
(e)    Annual Installment Method. The Annual Installment Method is a form of payment over the applicable number of years selected by the Participant in accordance with this Plan, calculated as follows: Each annual installment payment shall be calculated by multiplying the applicable portion of the Participant’s Retirement Account by a fraction, the numerator of which is one, and the denominator of which is the remaining number of annual payments due the Participant. By way of example, if the Participant elects a 10-year Annual Installment Method for the Participant's Retirement Account, the first payment following termination of employment shall be 1/10 of the then current balance of the Retirement Account. The following year, the payment shall be 1/9 of the then current balance of the Retirement Account.
(f)    Base Salary. Base Salary includes only regular base compensation. Base Salary does not include bonuses, overtime, incentive payments, Leasing Incentive Compensation, non-monetary awards, fringe benefits or any other similar items of compensation.
(g)    Benchmark Investment Fund. The investment fund or funds selected by the Administrator from time to time, and which may be defined by reference to either a group of selected funds and/or with respect to the any of the funds available through an investment brokerage firm selected by the Administrator, subject to such exclusions as the Administrator may determine in its discretion. A Benchmark Investment Fund may not include any of the following types of investments: (i) Company common stock, (ii) Company preferred stock, (iii) purchases on margin, (iv) short sales, (v) second trust deeds, (vi) hard assets (e.g., physical gold, art, etc.); (vii) interests in non-publicly traded limited partnerships; (viii) third party loans; (ix) futures and commodity contracts; (x) private entity investments, or (xi) uncovered options.
(h)    Benchmark Return. The amount of any increase or decrease in the balance of a Participant’s Account reflecting the gain or loss, net of any expenses, on the assets deemed invested in each Benchmark Investment Fund by the Participant from time to time.
(i)    Bonus. Bonus means cash annual performance bonus, annual incentive bonus and/or annual discretionary bonus and excludes each of the following: (i) any hiring bonus, (ii) any signing bonus, (iii) any spot bonus, (iv) any other bonus that is not a cash annual performance bonus, annual incentive bonus and/or annual discretionary bonus, (v) any Leasing

Incentive Compensation and (vi) any other similar items of compensation. For purposes of this definition, “annual” shall mean that (x) the applicable bonus is intended to be payable on a recurring basis each year, subject to any performance or other requirements, and/or (y) the amount of, or entitlement to, the applicable bonus is based on performance over a one-year period.
(j)    Change of Control. The occurrence of any of the following events:
(i)    Any Person (as such term is used in section 3(a)(9) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as modified and used in sections 13(d) and 14(d) thereof, except that such term shall not include (A) the Company or any of its subsidiaries, (B) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its affiliates, (C) an underwriter temporarily holding securities pursuant to an offering of such securities, or (D) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company) becomes the Beneficial Owner, as such term is defined in Rule 13d-3 under the Exchange Act, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its affiliates other than in connection with the acquisition by the Company or its affiliates of a business) representing twenty-five percent (25%) or more of the combined voting power of the Company’s then outstanding securities; or
(ii)    The following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, on the date hereof, constitute the Board of Directors of the Company and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company’s stockholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the date hereof or whose appointment, election or nomination for election was previously so approved or recommended; or
(iii)    There is consummated a merger or consolidation of the Company with any other corporation, other than (A) a merger or consolidation in which the stockholders of the Company immediately prior to such merger or consolidation, continue to own, in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any subsidiary of the Company, at least seventy-five percent (75%) of the combined voting power of the securities of the Company (or the surviving entity or any parent thereof) outstanding immediately after such merger or consolidation in substantially the same proportions as their ownership of the Company immediately prior to such merger or consolidation, or (B) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its affiliates other than in connection with the acquisition by the Company or its affiliates of a business) representing twenty-five percent (25%) or more of the combined voting power of the Company’s then outstanding securities; or
(iv)    The stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, at least seventy-five (75%) of the combined voting power of the voting securities of which are owned by stockholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale.
(k)    Code. The Internal Revenue Code of 1986, as amended from time to time, and the regulations and other applicable guidance promulgated thereunder.
(l)    Company. Alexandria Real Estate Equities, Inc., a Maryland corporation.
(m)    Company Contribution. A discretionary contribution that is credited to one or more of a Participant’s Accounts in accordance with the terms of Section 4.3.
(n)    Compensation. A Participant’s Base Salary, Bonuses and Eligible Earned Leasing Incentive Compensation from the Company. For purposes of the Plan and subject to the provisions of Section 4.1(a), Compensation is calculated with respect to total gross Base Salary, Bonuses and Eligible Earned Leasing Incentive Compensation and before giving effect to Compensation Deferrals, other salary reduction amounts which are not included in the Participant’s gross income under Sections 125, 401(k), 402(h) or 403(b) of the Code, any other Participant benefit plan contributions, tax withholding and other payroll deductions.
(o)    Compensation Deferrals. The portion of Compensation that a Participant elects to defer in accordance with Section 4.1.
(p)    Eligible Earned Leasing Incentive Compensation. Eligible Earned Leasing Incentive Compensation means Leasing Incentive Compensation payments that are not potentially subject to forfeiture when paid. Eligible Earned Leasing Incentive Compensation does not include Leasing Incentive Compensation payments made as an unearned draw or advance and which are potentially subject to forfeiture when paid. During each 15 day period following the last date of each calendar quarter of the Plan Year, the Company will perform a reconciliation of the Participant’s performance through the end of preceding calendar quarter as measured against his/her annual leasing performance target goal for such Plan Year as necessary to determine the applicable Eligible Earned Leasing Incentive Compensation Amounts that may be deferred under the Plan.
(q)    Effective Date. December 1, 2000.
(r)    Eligible Employee. Eligible Employees are limited to a select group of management or highly compensated Employees of the Company, as determined in the Company’s sole discretion. Eligible Employees for a Plan Year will be selected by the Company based on their level of responsibility and anticipated compensation levels for the Plan Year. The Company’s selection of an Employee as an Eligible Employee for one Plan Year does not guarantee that such Employee will be selected again as an Eligible Employee for any other Plan Year. An Employee of the Company who satisfies the following requirements when a determination of Eligible Employees is made for purposes of participating in the Plan with respect to any Plan Year: (i) the Employee is selected and designated as an Eligible Employee in writing by the Company; (ii) the Employee is a full-time Employee as of the first day of the Plan Year; and (iii) the Employee is an accredited investor for purposes of Regulation D promulgated under the Securities Act of 1933, as amended (the “Securities Act”). The Administrator shall have sole and absolute discretion in determining whether or not an Employee is, at any time, an accredited investor for purposes of Regulation D promulgated under the Securities Act, based on a completed accredited investor questionnaire and such other information as the Administrator considers to be relevant.
(s)    Employee. Any person employed by the Company.
(t)    ERISA. Employee Retirement Income Security Act of 1974, as amended.
(u)    Fixed Date Account. An Account established for a Participant with distributions to be made in a single lump sum on a date certain, which is specified by the Participant in a Participation Election Form. A Fixed Date Account may include a subaccount for amounts deemed to be invested in Benchmark Investment Funds (a “Plan Fixed Date Subaccount”) and a subaccount for amounts deemed to be invested in Venture Investments (a “VIP Fixed Date Subaccount”).
(v)    Leasing Incentive Compensation. Leasing Incentive Compensation means incentive payments that may be earned by a Participant under the Company’s Leasing Incentive Compensation Plan. Leasing Incentive Compensation does not include the base salary, annual incentive bonus, discretionary performance bonus or equity compensation that may be earned under the Company’s Leasing Incentive Compensation Plan.
(w)    Matching Contribution. A contribution that is credited to one or more of a Participant’s Accounts in accordance with the terms of Section 4.2.
(x)    Participant. An Eligible Employee who has submitted a Participation Election Form agreeing to participate in the Plan and whose Account has not been fully paid out.
(y)    Participation Election Form. The separate written agreement, submitted to the Administrator, by which an Eligible Employee agrees to participate in the Plan and indicates all necessary information to establish the Account(s) for such Eligible Employee as a Participant under the Plan, including, but not limited to, the amount of Compensation Deferrals, the allocation of his or her Compensation Deferrals to the Retirement Account or Fixed Date Account, and the timing or form of distribution for the Retirement Account as either a single lump sum or the applicable number of annual installments elected under the Annual Installment Method.

(z)    Plan. The Alexandria Real Estate Equities, Inc. 2000 Deferred Compensation Plan.
(aa)    Plan Amounts. The aggregate amount of Compensation Deferrals credited to a Participant’s Plan Fixed Date Subaccount and Plan Retirement Subaccount.
(bb)    Plan Year. The calendar year.
(cc)    Post-2017 Retirement Account Deferrals. All Compensation Deferrals, Matching Contributions and Company Contributions (if any) contributed to the Participant’s Retirement Account that are contributions for Plan Years commencing on or after January 1, 2018 and any related earnings.
(dd)    Pre-2018 Non-Grandfathered Retirement Account Deferrals. All Compensation Deferrals, Matching Contributions and Company Contributions (if any) that are contributions to the Participant’s Retirement Account relating to Plan Years commencing prior to January 1, 2018 that are Section 409A Non-Grandfathered Amounts and any related earnings.
(ee)    Retirement Account. An Account established for a Participant from which distributions are to be made following termination of employment with the Company. A Retirement Account may include a subaccount for amounts deemed to be invested in Benchmark Investment Funds (a “Plan Retirement Subaccount”) and a subaccount for amounts deemed to be invested in Venture Investments (a “VIP Retirement Subaccount”).
(ff)    Section 16 Officer. A person who is an officer of the Company within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
(gg)    Section 409A Grandfathered Amount. Any (i) Compensation Deferrals and Matching Contributions, as adjusted for any related Benchmark Returns on such amounts, that were credited to a Participant’s Account(s) under the Plan and were vested prior to January 1, 2005, (ii) amounts deferred under the VIP prior to January 1, 2005, as adjusted for any gains and losses credited with respect to such amounts as a result of their deemed investment in Venture Investments and (iii) amounts initially deferred under the VIP and were vested prior to January 1, 2005 (as adjusted for any gains and losses credited with respect to such amounts as a result of their deemed investment in Venture Investments) that are further deferred and credited to the Participant’s Plan Fixed Date Subaccount or Plan Retirement Subaccount under this Plan on or after January 1, 2005 following a VIP Event in accordance with the Plan, as adjusted for any related Benchmark Returns on such amounts.
(hh)    Section 409A Non-Grandfathered Amount. Any Compensation Deferrals and Matching Contributions that were credited to a Participant’s Account or which vested on or after January 1, 2005, as adjusted for any related Benchmark Returns on such amounts and any gains and losses credited with respect to any such amounts deemed to be invested in Venture Investments (other than any amounts described in clause (iii) of the definition of Section 409A Grandfathered Amount).

(ii)    Total and Permanent Disability. Any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months and results in a Participant (i) being unable to engage in any substantial gainful activity or (ii) receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Company. Determinations of Total and Permanent Disability shall be made in a manner consistent with its definition as provided in Section 409A of the Code.
(jj)    Trust. The grantor trust established by agreement between the Company and the Trustee under which the assets with respect to Accounts under the Plan are held, administered and managed, as provided in Article IX.
(kk)    Trustee. The Trustee designated in the Trust, including any and all successor trustees to the Trust.
(ll)    Unforeseeable Emergency. Defined in Section 7.3(c).
(mm)    Venture Investment. A direct equity investment by the Company or an Affiliate in a private life science company with which the Company does business or is otherwise familiar; provided, however, that such investments shall not include warrants in such companies that the Company may receive from time to time.
(nn)    VIP. The Alexandria Real Estate Equities, Inc. 2000 Venture Investment Deferred Compensation Plan.
(oo)    VIP Amounts. The aggregate amount of Compensation Deferrals credited to a Participant’s VIP Fixed Date Subaccount, VIP Retirement Subaccount and VIP Grandfathered Account.
(pp)    VIP Event. A transaction by which the Company receives cash or freely tradable stock in connection with the initial public offering of stock of a company in which a Venture Investment is made, the acquisition of such company for publicly traded stock or cash, or another transaction pursuant to which the Company receives cash or freely tradable stock in respect of the equity of a Venture Investment. Each Venture Investment is expected to have a VIP Event that is separate from the VIP Events of other Venture Investments.
(qq)    VIP Grandfathered Account. An Account established for a Participant for amounts deferred under the VIP that were vested prior to January 1, 2005, as adjusted for any gains and losses credited with respect to such amounts as a result of their deemed investment in Venture Investments.
(rr)    Years of Service. Defined in Section 5.1.
2.2    Terms. Capitalized terms shall have meanings as defined herein. Singular nouns shall be read as plural, and masculine pronouns shall be read as feminine, and vice versa, where appropriate.

ARTICLE III

Participation
3.1    Commencement of Participation. Each Eligible Employee shall become a Participant at the earlier of the date on which his or her Participation Election Form first becomes effective or the date on which a Company Contribution is first credited to his or her Account.
3.2    Continuation of Participation. Each Eligible Employee shall remain a Participant hereunder until all amounts credited to his or her Account are distributed in full. No Compensation Deferrals are permitted for any Plan Year that commences following the date that an Employee no longer satisfies the requirements set forth in the definition of an Eligible Employee.
ARTICLE IV

Contributions and Elections
4.1    Compensation Deferrals.
(a)     With respect to each Plan Year, a Participant may elect to defer up to seventy percent (70%) of the Participant’s Base Salary, seventy percent (70%) of the Participant’s Eligible Earned Leasing Incentive Compensation and one hundred percent (100%) of the Participant’s Bonus as Compensation Deferrals; provided, however, that (i) the minimum deferral percentages for Base Salary, Eligible Earned Leasing Compensation and Bonus are such percentage as will result in a minimum deferral of $10,000 in the aggregate for a Plan Year; and (ii) if the Participant makes an election to defer Bonus, the minimum deferral percentage is the percentage that will result in a minimum Bonus deferral of $10,000 for such Plan Year. Such minimum deferral percentages shall be calculated based upon: (i) the amount of Base Salary that it is anticipated that a Participant will earn during the applicable Plan Year, (ii) the amount of the Leasing Incentive Compensation for such Plan Year that would be earned if the Participant achieved exactly 100% of such Participant’s leasing incentive target goal for such Plan Year and (iii) the Participant’s anticipated target Bonus amount for such Plan Year, in each case as determined as of the date the Participation Election Form is submitted. For clarity, with respect to the Participant’s Bonus deferrals, the Company may determine, in its sole discretion, to allow the Participant to elect to defer different Bonuses at different deferral percentages (in each case, up to one hundred percent (100%) of the applicable Bonus) as Compensation Deferrals. Compensation Deferrals shall be credited to the Participant’s Plan Fixed Date Subaccount and/or Plan Retirement Subaccount, as designated by the Participant. Such amounts shall not be made available to such Participant, except as provided in Article VII, and, as Compensation Deferrals, shall reduce such Participant’s Compensation from the Company in accordance with the provisions of the applicable Participation Election Form; provided, however, that all such amounts credited to such Subaccounts shall be subject to the rights of the general creditors of the Company as provided in Article IX. Compensation deferrals shall be calculated with respect to the total gross amount of such cash Compensation payable to the Participant prior to any deductions or withholdings, but shall be reduced as necessary so that they do not exceed 100% of the cash Compensation of the Participant remaining after deduction of all required income and employment taxes, deductions pursuant to Code Section 125, 401(k), 402(h), 403(b), other employee benefit deductions, and other deductions required by law. Changes to payroll withholdings that affect the amount of Compensation being deferred to the Plan shall be allowed only to the extent permissible under Section 409A of the Code.
(b)    With respect to each Plan Year, each Eligible Employee shall deliver a Participation Election Form to the Company before any Compensation Deferrals may become effective. Such Participation Election Form shall be void with respect to any Compensation Deferrals unless submitted before the beginning of the calendar year during which the amount to be deferred will be earned, and shall be irrevocable as of such election deadline. Notwithstanding the foregoing, with respect to each Plan Year and to the extent permitted by the Company, (i) if an Employee first becomes eligible to participate in the Plan during the Plan Year, a Participation Election Form shall be filed within thirty (30) days following the date on which the Employee is first eligible to participate, which Participation Election Form shall be irrevocable once submitted by the Participant and applicable only with respect to Compensation earned during the remainder of the Plan Year following the date the Participation Election Form is submitted and irrevocable, and (ii) with respect to any Bonus that meets the requirements of performance-based compensation under Section 409A of the Code, as determined by the Company in its sole discretion, such Participation Election Form shall be filed and irrevocable by the earlier of (1) June 30th of the Plan Year or (2) the date on which such performance-based compensation has become readily ascertainable, as determined in accordance with Section 409A of the Code, provided that with respect to any Employee who first becomes eligible to participate in the Plan during the Plan Year, the maximum amount of any such Bonus which shall be deemed to be earned during the portion of the Plan Year subsequent to such election shall be the total amount of any such Bonus earned with respect to the Plan Year multiplied by the ratio of the number of days remaining in the Plan Year after the Participation Election Form is submitted and is irrevocable over the total number of days in the Plan Year.
(c)    The Participation Election Form shall, subject to the limitations set forth in this Section 4.1, designate the amount of Compensation deferred by each Participant, the beneficiary or beneficiaries of the Participant, the date(s) of distribution of any amounts in the Participant’s Fixed Date Account, whether the form of distribution for any Section 409A Non-Grandfathered Amounts contributed to the Retirement Account will be in a single lump sum or the number of annual installments elected pursuant to the Annual Installment Method, and such other items as the Administrator may prescribe. Such designations shall remain effective unless amended as provided in Section 4.1(d).
(d)    With respect to Section 409A Grandfathered Amounts (other than any amounts credited to a Participant’s VIP Grandfathered Account), the Participant may amend his or her Participation Election Form from time to time; provided, however, that any amendment of a Participation Election Form shall comply with the provisions of Section 7.1(b)(i). With respect to amounts credited to a Participant’s VIP Grandfathered Account, a Participant’s Participation Election Form shall be irrevocable once effective, except as provided in Section 7.1(b)(ii). With respect to Section 409A Non-Grandfathered Amounts, a Participant’s Participation Election

Form shall be irrevocable; provided, however, that (i) a Participant may cancel such Participation Election Form due to an Unforeseeable Emergency (as defined in Section 7.3(c)) or a hardship distribution pursuant to Section 1.401(k)-1(d)(3) of the Treasury Regulations, (ii) a Participant may elect to further defer the date for distribution of Section 409A Non-Grandfathered Amounts in the Participant’s Account pursuant to Section 7.1(b)(iii), and (iii) upon a Participant’s termination of employment with the Company, death, or Total and Permanent Disability, such Participation Election Form shall be canceled with respect to any Compensation payable to the Participant after such event.
4.2    Matching Contributions. If the Company determines to make Matching Contributions under the Plan, the Company shall credit such Matching Contributions to the Account of each Participant who makes Compensation Deferrals. The amount of any Matching Contribution shall be equal to a percentage of each Participant’s Compensation Deferrals determined annually by the Company, in its sole discretion.
4.3    Company Contribution. The Company may from time to time credit a discretionary contribution to the Account of a Participant. The Company shall contribute to the Trust, if applicable, for the Participant’s benefit the amount of such Company Contributions in accordance with the Plan.
4.4    Time and Form of Contributions to Trust. Compensation Deferrals and Matching Contributions that are deemed to be invested in Benchmark Investment Funds shall be transferred to the Trust, if applicable, as soon as administratively feasible for the Company following the close of each payroll period. The Company shall also transmit to the Trustee at that time any necessary instructions regarding the allocation of such amounts among the Accounts of Participants.
Company Contributions shall be transferred to the Trust, if applicable, at such time as the Company shall determine. The Company shall also transmit to the Trustee at that time any necessary instructions regarding the allocation of such amounts among the Accounts of Participants.
All Compensation Deferrals, Matching Contributions and Company Contributions to the Trust shall be made in the form of cash, cash equivalents of U.S. currency or other property acceptable to the Trustee.
ARTICLE V

Vesting
5.1    Vesting.
(a)    Except as otherwise provided herein and subject to the rights of the general creditors of the Company as provided in Article IX, (i) a Participant shall have a fully vested right to the portion of his or her Account attributable to Compensation Deferrals, as adjusted for any Benchmark Returns on such Compensation Deferrals and any gains or losses credited with respect to any such Compensation Deferrals deemed to be invested in Venture Investments, and (ii) Matching Contributions and Company Contributions, and any amounts attributable to Benchmark Returns on such contributions, shall vest in accordance with the following schedule:

Years of Service	Cumulative Vested Percentage
1 but less than 2	20%
2 but less than 3	40%
3 but less than 4	60%
4 but less than 5	80%
5 or more	100%
For purposes of this Article V, a Participant’s “Years of Service” shall be determined on the basis of the Participant’s date of hire and anniversaries thereof.
(b)    Any amounts credited to a Participant’s Account that are not vested at the time of his or her termination of employment with the Company shall be forfeited in accordance with Section 6.5.
ARTICLE VI

Accounts
6.1    Accounts.
(a)    The Administrator shall establish and maintain a bookkeeping Account in the name of each Participant. The Administrator may also establish any subaccounts that may be appropriate. The establishment of an Account constitutes only a method, by bookkeeping entry, of determining the amount of deferred benefits to be distributed under the Plan. The Company shall be under no obligation to acquire or hold any securities or specific assets by reason of the credits made to the Accounts hereunder.
(b)    Each Participant’s Account shall be credited with Compensation Deferrals, any Matching Contributions allocable thereto, any Company Contributions, any amounts attributable to Benchmark Returns and any gains and losses with respect to Compensation Deferrals deemed to be invested in Venture Investments. Each Participant’s Account shall be reduced by any gross amounts distributed from the Account pursuant to Article VII and any other appropriate adjustments. Such adjustments shall be made as frequently as is administratively feasible.
6.2    Benchmark Investment Elections for Plan Amounts.
(a)    The Administrator shall from time to time select types of Benchmark Investment Funds and specific Benchmark Investment Funds for deemed investment designation by Participants with respect to Plan Amounts. The Administrator or its designee shall notify the

Participants of the types of Benchmark Investment Funds and the specific Benchmark Investment Funds selected from time to time. In accordance with the procedures established by the Administrator or its designee, the Participant shall designate the specific Benchmark Investment Funds in which the Account of the Participant for Plan Amounts will be deemed to be invested for purposes of determining the Benchmark Return to be credited to the Account. In making such designation, the Participant may specify that all or any percentage of such Account be deemed to be invested in one or more of the available types of Benchmark Investment Funds. The Administrator from time to time will determine the minimum percentage allocation per investment fund and the frequency with which allocations may be changed.
(b)    Trust assets shall be invested as provided in the Trust Agreement; provided, however, that the Trustee may consider a Participant’s selection of a Benchmark Investment Fund when investing Trust assets.
6.3    Deemed Investment of VIP Amounts.
(a)    Compensation Deferrals. Venture Investments are not a permitted deemed investment for any Compensation Deferrals made on or after January 1, 2015, except that effective as of January 1, 2021, Venture Investments are a permitted deemed investment for Compensation Deferrals made by Participants who are Section 16 Officers.
Any Compensation Deferrals deemed invested in Venture Investments shall be made available to eligible Participants and administered in accordance with the procedures established by the Administrator for such elections and the following provisions shall apply to such deemed investments. All VIP Amounts shall be deemed to be invested in one or more Venture Investments determined by the Company, in its sole discretion, for each Plan Year. Participants who elect to have a portion of their Compensation Deferrals credited to a VIP Fixed Date Subaccount or VIP Retirement Subaccount for a Plan Year will be deemed to have such Compensation Deferrals invested in Venture Investments in an aggregate amount that shall be limited to fifteen percent (15%) of the aggregate cost basis of the Company’s Venture Investments for such Plan Year. Whether or not the Company chooses to invest in one or more Venture Investments for a Plan Year shall be determined by the Company in its sole and absolute discretion. If no Venture Investments are made for a Plan Year or if the aggregate amount of Participants’ Compensation Deferrals credited to Participants’ VIP Fixed Date Subaccounts and VIP Retirement Subaccounts for a Plan Year exceeds fifteen percent (15%) of the aggregate cost basis of the Company’s Venture Investments for such Plan Year, (i) the allocation of deemed investments will be in proportion to the applicable Compensation Deferrals, and (ii) the Compensation Deferrals not deemed to be invested in Venture Investments for such Plan Year shall continue to be deferred under the Plan, provided that (A) any such Compensation Deferrals that a Participant elected to have credited to the Participant’s VIP Fixed Date Subaccount shall instead be credited to the Participant’s Plan Fixed Date Subaccount and (B) any such Compensation Deferrals that a Participant elected to have credited to the Participant’s VIP Retirement Subaccount shall instead be credited to the Participant’s Plan Retirement Subaccount.
Compensation Deferrals credited to a Participant’s VIP Fixed Date Subaccount or VIP Retirement Subaccount for a Plan Year shall be deemed to be invested on a pro rata basis in Venture Investments in accordance with (i) the Company’s cost basis in each Venture Investment and (ii) the ratio of (A) the individual Participant’s Compensation Deferrals credited to the Participant’s VIP Fixed Date Subaccount and VIP Retirement Subaccount for the Plan Year to (B) the Compensation Deferrals credited to all Participants’ VIP Fixed Date Subaccounts and VIP Retirement Subaccounts (in the aggregate) for such Plan Year. The Company shall not, and shall not be obligated to, invest amounts credited to Participants’ Accounts in any Venture Investments; deemed Venture Investments are simply a measure of the value of a Participant’s VIP Amounts.
For purposes of the Plan, Compensation Deferrals credited to a Participant’s VIP Fixed Date Subaccount or VIP Retirement Subaccount shall be “for” a Plan Year based on the Plan Year during which the performance required to earn the applicable bonus is measured, not based on the Plan Year during which such bonus otherwise would be paid. If performance is measured over more than one Plan Year, then any deferral of such bonus shall be for the final Plan Year during which performance is measured. For purposes of the Plan, a Venture Investment shall be “for” a Plan Year based on the Plan Year during which the Company makes the applicable investment.
(b)    VIP Events. Upon the occurrence of a VIP Event for a Venture Investment (or as soon as administratively practicable within the sixty (60) day period thereafter), any VIP Amounts deemed to be invested in such Venture Investment (or a portion of such VIP Amounts, as determined by the Company in its sole discretion, in the event that such VIP Event does not result in the disposition of the entire amount of such Venture Investment), as adjusted for any gains and losses of such Venture Investment, shall be treated as follows:
(i)    Any such amounts that are credited to a Participant’s VIP Grandfathered Account shall be distributed to the Participant in accordance with Section 7.3(a)(viii); provided, however, that if the Participant had made an election at the time of initial deferral of such amounts under the VIP to further defer such amounts under this Plan following a VIP Event and the Participant has not terminated employment prior to the VIP Event, then such amounts shall be (A) further deferred and credited to the Participant’s Plan Fixed Date Subaccount or Plan Retirement Subaccount, as previously designated by the Participant at the time of initial deferral of such amounts under the VIP, and (B) deemed to be invested in the Benchmark Investment Funds that the Participant has designated for deemed investment of such Subaccounts.
(ii)    Any such amounts that are Section 409A Non-Grandfathered Amounts that are credited to a Participant’s VIP Fixed Date Subaccount or VIP Retirement Subaccount shall be (A) credited to the Participant’s Plan Fixed Date Subaccount or Plan Retirement Subaccount, respectively, and (B) deemed to be invested in the Benchmark Investment Funds that the Participant has designated for deemed investment of such Subaccounts.

6.4    Valuation.
(a)    Plan Amounts. Any Plan Amounts credited to a Participant’s Account shall be valued daily based on the Benchmark Investment Funds that the Participant has designated for deemed investment of such amounts. Such valuation shall be communicated in writing to each Participant on a periodic basis.
(b)    VIP Amounts. Any VIP Amounts credited to a Participant’s Account shall be valued annually based on the Company’s cost basis of the Venture Investments in which the Participant’s Account is deemed invested. Such valuation shall be communicated in writing to each Participant not later than April 15th following each Plan Year.
6.5    Forfeitures. Any forfeitures from a Participant’s Account may be used to reduce succeeding Matching Contributions, Company Contributions or, if applicable, administrative expenses and Trustee fees and expenses, until such forfeitures have been entirely so applied.
ARTICLE VII

Distributions
7.1    Distribution Election.
(a)    Initial Deferral Elections
(i)    A Participant may elect in his or her Participation Election Form for a Plan Year to receive all the Compensation Deferrals for a given Plan Year (other than any amounts credited to the Participant’s VIP Grandfathered Account), and the earnings thereon, to be distributed from the Plan in a single lump sum on a future fixed date by contributing such amounts to the Participant’s “Fixed Date Account.” Contributions made to the Fixed Date Account that are attributable to Compensation Deferrals made for separate Plan Years need not share the same fixed distribution date.
(ii)    A Participant may elect in his or her Participation Election Form for a Plan Year to receive all the Compensation Deferrals for a given Plan Year (other than any amounts credited to the Participant’s VIP Grandfathered Account), and the earnings thereon, to be distributed from the Plan upon the Participant’s termination of employment by contributing such amounts to the Participant’s “Retirement Account”. With respect to Section 409A Non-Grandfathered Amounts, the amounts credited to the Participant’s Retirement Account for a Plan Year shall be distributed in a lump sum payment or up to a maximum of fifteen (15) annual installments under the Annual Installment Method, as elected by the Participant on the Participation Election Form (such Participant election, the “Retirement Account Distribution Form Election”). If a Participant does not make an Annual Installment Method distribution election on the Participation Election Form with respect to the Retirement Account, then the Participant will be deemed to have elected a single lump sum. With respect to any Retirement Account Distribution Form Election, the following additional rules shall apply:

(1)    The first Retirement Account Distribution Form Election made by a Participant during the later of: (i) the 2018 Plan Year Participation Enrollment Period, or the (ii) the first Plan enrollment period for which the Participant elects to have Compensation Deferrals credited to the Participant’s Retirement Account (the “First Post-2017 Retirement Distribution Form Election”) shall apply to all Post-2017 Retirement Account Deferrals, so that only one time and form of distribution shall be applicable under the Plan to any Participant’s Post-2017 Retirement Account Deferrals. Subject to the election modification rules set forth in Section 7.1(b)(iii), a Participant shall be permitted to make a sole (one-time) change to the First Post-2017 Retirement Distribution Form Election, so that the only one time and form of payment shall be applicable under the Plan to any Post-2017 Retirement Account Deferrals.
(2)    Subject to the election modification rules set forth in Section 7.1(b)(iii), a Participant shall be permitted to make a sole (one-time) Retirement Account Distribution Form Election to receive payment under the Annual Installment Method with respect to the entire portion of the Participant’s Retirement Account consisting of Pre-2018 Non-Grandfathered Retirement Account Deferrals, so that the only one time and form of Annual Installment Method of distribution shall be applicable under the Plan to any Participant’s Pre-2018 Non-Grandfathered Retirement Account Deferrals. As required by Section 409A and specified in Section 7.1(b)(iii), such election modification shall be void if the Participant’s termination of employment occurs within the one year period immediately following the date such Retirement Account Distribution Form Election became irrevocable.
(b)    A Participant may modify the election made under Section 7.1(a) by submitting to the Administrator a completed and executed form provided for such purpose; provided, however, that:
(i)    A Retirement Account Distribution Form Election and/or Annual Installment Method may not be selected as an election modification with respect to any Section 409A Grandfathered Amounts. With respect to Section 409A Grandfathered Amounts (other than any amounts credited to a Participant’s VIP Grandfathered Account), any permitted change shall not be given any effect unless a full calendar year passes between the calendar year in which such election form is submitted and the calendar year in which the distribution date designated in such form occurs;
(ii)    With respect to any amounts credited to a Participant’s VIP Grandfathered Account, such election may not be modified, except that if the Participant had made an election at the time of initial deferral of such amounts under the VIP to further defer such amounts under this Plan following a VIP Event, then such election shall become null and void upon the Participant’s termination of employment and such amounts shall be distributed in accordance with Section 7.3(a)(viii); and
(iii)    With respect to Section 409A Non-Grandfathered Amounts, such change (A) shall not take effect until at least twelve (12) months after the date on which the change is made, (B) must be made more than twelve (12) months prior to the date payment otherwise would have been made and (C) must designate a new date for distribution that is at least five (5) years following the date payment otherwise would have been made (without giving effect to any delay in payment that would otherwise have been required by Section 7.3(b)). For purposes of any election changes made pursuant to this Section 7.1(b)(iii), payments to be made pursuant to the Annual Installment Method shall be treated as a single payment for purposes of Section 409A. For example, with respect to any Annual Installment Method selected for Pre-2018 Non-Grandfathered Retirement Account Deferrals, the election must provide that the distribution shall not be made (or commence) any earlier than five (5) years following the Participant’s termination of employment.
7.2    Payment Options. Unless otherwise provided in Section 7.3, benefits shall be payable in a lump sum payment in the form of cash.
7.3    Commencement of Payment.
(a)    Except as otherwise provided herein, payment of the amounts in a Participant’s Account, to the extent vested, shall be made as follows:
(i)    Payment of the amounts credited to a Participant’s Fixed Date Account with respect to a Plan Year (including any amounts in the Participant’s VIP Fixed Date Subaccount in accordance with Section 7.3(a)(vii)), to the extent vested, shall be made in a lump sum as soon as administratively feasible within the sixty (60) day period after the earlier of (A) the date designated by the Participant in the Participant’s Participation Election Form for such Plan Year, (B) the Participant’s death, or (C) the Participant’s Total and Permanent Disability; provided, however, that with respect to Section 409A Non-Grandfathered Amounts:
(1)    if a Change of Control occurs prior to any such designated date or payment event, payment of such amounts shall be made in a lump sum as soon as administratively feasible within the sixty (60) day period after the effective date of the Change of Control, provided that the Change of Control constitutes a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company, as determined in accordance with Section 1.409A-3(i)(5) of the Treasury Regulations;
(2)    if the Participant’s separation from service occurs within the one year period immediately prior to any such designated date or payment event, payment of such amounts shall be made within the sixty (60) day period that commences six months and one day after the Participant’s separation from service; and
(3)    if the Participant’s separation from service occurs at any time previous to the one year period immediately prior to any such designated date or payment event, payment of such amounts shall be made in accordance with the distribution timing and form of distribution applicable to the Participant’s Post-2017 Retirement Account Deferrals; and
provided, further, however, that with respect to Section 409A-Grandfathered Amounts, if the Participant’s separation from service occurs prior to any such designated date or payment event, payment of such amounts shall be made in a lump sum as soon as administratively feasible within the sixty (60) day period after the Participant’s separation from service

(ii)    Payment of the amounts credited to a Participant’s Retirement Account that are Section 409A Grandfathered Amounts (including any amounts in the Participant’s VIP Retirement Subaccount in accordance with Section 7.3(a)(vii)), to the extent vested, shall be made in a lump sum (as soon as administratively feasible within the sixty (60) day period after the Participant’s termination of employment with the Company.
(iii)    Payment of the amounts credited to a Participant’s Retirement Account that are Section 409A Non-Grandfathered Amounts (including any amounts in the Participant’s VIP Retirement Subaccount in accordance with Section 7.3(a)(vii)), to the extent vested and to the extent not subject to an effective modification election made in accordance with Section 7.3(b), shall be made in a lump sum (or will commence payment in Annual Installments, as applicable) as soon as administratively feasible within the sixty (60) day period that commences six months and one day after the Participant’s termination of employment with the Company, with any subsequent annual installments to be made under the Annual Installment Method (if any) payable within the sixty (60) day period following each anniversary of the employment termination date.
(iv)    Payment of the amounts credited to a Participant’s Retirement Account (including any amounts in the Participant’s VIP Retirement Subaccount in accordance with Section 7.3(a)(vii)), to the extent vested and subject to an effective modification election made in accordance with Section 7.3(b), shall commence payment in Annual Installments as soon as administratively feasible within the sixty (60) day period after the fifth anniversary of the Participant’s termination of employment with the Company, with any subsequent annual installments made under the Annual Installment Method payable within the sixty (60) day period following each subsequent anniversary of the employment termination date.
(v)    Notwithstanding anything to the contrary set forth herein, in the event of the Participant’s death or Total and Permanent Disability at any time prior to the date that any portion of the Retirement Account has been paid in full, the amounts credited to a Participant’s Retirement Account (including any amounts in the Participant’s VIP Retirement Subaccount in accordance with Section 7.3(a)(vii)), to the extent vested will be paid in a single lump sum within the sixty (60) day period following the Participant’s death or Total and Permanent Disability.
(vi)    Notwithstanding anything to the contrary set forth herein, with respect to Section 409A Non-Grandfathered Amounts, if a Change of Control occurs at any time prior to the date that the Retirement Account has been paid in full, payment of such Section 409A Non-Grandfathered Amounts shall be made in a lump sum as soon as administratively feasible within the sixty (60) day period after the effective date of the Change of Control, provided that the Change of Control constitutes a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company, as determined in accordance with Section 1.409A-3(i)(5) of the Treasury Regulations.
(vii)    In the event that a Participant’s Account at the time of distribution is credited with any VIP Amounts (other than any such amounts that are credited to the Participant’s VIP Grandfathered Account) that are deemed to be invested in a Venture

Investment(s) for which there has been no VIP Event by the time of distribution, the value of such Venture Investment(s) will be determined to be (i) with respect to a Venture Investment in a public company, the lower of the Company’s cost of such Venture Investment or the fair market value or (ii) with respect to a Venture Investment in a private company, the Company’s cost of such Venture Investment less any write-downs or impairments.
(viii)    Upon the occurrence of a VIP Event for a Venture Investment (or as soon as administratively practicable within the sixty (60) day period thereafter), any amounts credited to a Participant’s VIP Grandfathered Account, to the extent vested, that are deemed to be invested in such Venture Investment (or a portion of such amounts, as determined by the Company in its sole discretion, in the event that such VIP Event does not result in the disposition of the entire amount of such Venture Investment), as adjusted for any gains and losses of such Venture Investment, shall be distributed to the Participant; provided, however, that such amounts may be further deferred under the Plan if such deferral is in accordance with Section 6.3(b)(i). The precise timing of a distribution in respect of a Participant’s VIP Grandfathered Account following a VIP Event shall be determined by the Company, in its sole and absolute discretion, which determination may take into account market conditions and such other considerations as the Company may decide.
(b)    Notwithstanding the foregoing or anything in the Plan to the contrary, any reference herein to the Participant’s termination of employment shall mean the Participant’s separation from service, and any Section 409A Non-Grandfathered Amounts that become payable as a result of the Participant’s separation from service (as such term is defined in Section 1.409A-1(h) of the Treasury Regulations) with the Company shall not be distributed to the Participant until the date that is at least six (6) months and one (1) day after such separation from service (or as soon as administratively feasible within the sixty (60) day period thereafter) (the “Specified Employee Delay Period”). Accordingly, any portion of the Account that is to be distributed pursuant to the Annual Installment Method or paid in a single lump sum shall not distribute the first installment or make such lump sum payment until the sixty (60) day period commencing six months and one day after such separation from service, with any remaining installment payments made as originally scheduled by reference to the date of the Participant’s separation from service. For the avoidance of doubt, the Specified Employee Delay Period shall not apply with respect to any distribution triggered by the Participant’s death or Total and Permanent Disability.
(c)    Upon application by a Participant, the Administrator, in its sole discretion, may permit an early distribution of part or all of the vested amounts credited to a Participant’s Account (other than any amounts credited to the Participant’s VIP Grandfathered Account) in the event the Participant experiences an Unforeseeable Emergency. Any such application must set forth the circumstances constituting such Unforeseeable Emergency. The determination as to whether an Unforeseeable Emergency exists and as to the amount distributable under the Plan as a result of such Unforeseeable Emergency shall be made by the Administrator in its sole discretion. A Participant may not receive any distributions of any amounts credited to the Participant’s VIP Grandfathered Account pursuant to this Section 7.3(c).

For purposes of the Plan, an Unforeseeable Emergency shall mean any severe financial hardship to the Participant resulting from (i) a sudden and unexpected illness or accident of the Participant or a dependent (as defined in Section 152(a) of the Code) of the Participant, (ii) loss of the Participant’s property due to casualty, or (iii) other similar extraordinary and unforeseen circumstances arising as a result of events beyond the control of the Participant. Any distribution pursuant to this provision is limited to the amount necessary to meet the Unforeseeable Emergency, and any amounts necessary to pay any federal, state or local income taxes or penalties reasonably anticipated to result from such distribution. The distribution may not exceed the then vested portion of the Participant’s Account. The circumstances that will constitute an Unforeseeable Emergency will depend upon the facts of each case, but, in any case, payment may not be made to the extent that such emergency is or may be relieved (i) through reimbursement or compensation by insurance or otherwise; (ii) by liquidation of the Participant’s assets, to the extent the liquidation of such assets would not itself cause severe financial hardship; or (iii) by cessation of deferrals under the Plan. Furthermore, examples of events that would not be considered Unforeseeable Emergencies include the need to send a Participant’s child to college or the desire to purchase a home.
7.4    Early Distribution of Section 409A Grandfathered Amounts. A Participant may elect to receive a distribution of all or any portion of the amount of vested Section 409A Grandfathered Amounts in his or her Account (other than any amounts credited to the Participant’s VIP Grandfathered Account) on a date prior to that established under the Plan or the Participant’s Participation Election Form, provided that (i) the amount distributed shall be equal to ninety percent (90%) of the amount elected by the Participant, and (ii) the remaining ten percent (10%) of the amount elected by the Participant shall be treated as forfeited by the Participant. A Participant may not receive any early distributions of any Section 409A Non-Grandfathered Amounts or amounts credited to the Participant’s VIP Grandfathered Account pursuant to this Section 7.4.
7.5    Termination of Employment and Change in Service Capacity. Notwithstanding anything in the Plan to the contrary, for purposes of this Article VII, the determination of whether a termination of employment has occurred for purposes of the Plan shall be made as set forth in Section 7.5(a), 7.5(b) or 7.5(c), as applicable; provided, however, that (i) a Participant shall not be eligible to defer any Compensation or receive any Matching or Company Contributions that become payable after the Participant has terminated service with the Company as an Employee, (ii) the Participant shall forfeit any amounts credited to the Participant’s Account that are not vested at the time of his or her termination of service with the Company as an Employee pursuant to Section 5.1(b) and (iii) with respect to any amounts that are credited to the Participant’s VIP Grandfathered Account, if the Participant had made an election at the time of initial deferral of such amounts under the VIP to further defer such amounts under this Plan following a VIP Event, then such election shall become null and void upon the Participant’s termination of service with the Company as an Employee and such amounts shall be distributed in accordance with Section 7.3(a)(viii).
(a)    Section 409A Grandfathered Amounts (other than Amounts Credited to VIP Grandfathered Accounts). The following shall apply with respect to any Section 409A

Grandfathered Amounts (other than any amounts credited to the Participant’s VIP Grandfathered Account):
(i)    A change in the capacity in which a Participant renders service to the Company or one of its affiliates, whether as an Employee, independent contractor or director, or a change in the entity for which the Participant renders such service, provided that there is no interruption or termination of the Participant’s service with the Company or affiliate, shall not be deemed to be a termination of employment.
(ii)    The Board of Directors of the Company or Joel Marcus, in that party’s sole discretion, may determine whether a termination of employment has occurred in the case of any leave of absence approved by that party, including sick leave, military leave or any other personal leave. Notwithstanding the foregoing, for purposes of vesting under Section 5.1, employment shall not be considered terminated in the case of a leave of absence only to such extent as may be provided in the Company’s leave of absence policy or in the written terms of the Participant’s leave of absence.
(b)    VIP Grandfathered Accounts. With respect to any amounts credited to a Participant’s VIP Grandfathered Account, the Participant shall be deemed to have terminated employment with the Company upon severance of the Participant’s employment relationship with the Company and any Affiliate, including, but not limited to, such severance due to Total Disability (as defined in the VIP), death or retirement. For purposes of the foregoing, the employment relationship shall be considered to continue during any period during which the individual is on an approved leave of absence, whether paid or unpaid.
(c)    Section 409A Non-Grandfathered Amounts. The following shall apply with respect to any Section 409A Non-Grandfathered Amounts:
(i)    A Participant’s employment will be deemed to have terminated only at the time that the Participant has incurred a “separation from service” in accordance with Section 1.409A-1(h) of the Treasury Regulations; provided, however, that for purposes of such determination, the Participant shall be deemed to have incurred a separation from service if the Company and the Participant reasonably anticipate that the level of bona fide services, if any, that the Participant would perform after such termination of employment would permanently decrease to forty-nine percent (49%) or less of the average level of bona fide services performed by the Participant during the thirty-six (36) month period immediately preceding the date of termination (or the full period of services if the Participant has been providing services for less than thirty-six (36) months).
(ii)    In accordance with Section 1.409A-1(h)(1)(i) of the Treasury Regulations, a Participant’s employment shall be treated as continuing intact while the Participant is on military leave, sick leave, or other bona fide leave of absence if the period of such leave does not exceed six (6) months, or if longer, so long as the Participant retains a right to reemployment with the Company under an applicable statute or by contract. If the period of leave exceeds six (6) months and the Participant does not retain a right to reemployment under an applicable statute or by contract, the Participant shall be deemed to terminate employment on the first day immediately following such six-month period. Notwithstanding the foregoing, where a leave of absence is due to any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than six (6) months, where such impairment causes the Participant to be unable to perform the duties of his or her position of employment or any substantially similar position of employment, the Administrator may determine, on or prior to the beginning of the leave of absence, to substitute a 29-month period of absence for such six-month period.
ARTICLE VIII

Beneficiaries
8.1    Beneficiaries. Each Participant may from time to time designate one or more persons (who may be any one or more members of such person’s family or other persons, administrators, trusts, foundations or other entities) as his or her beneficiary under the Plan. Such designation shall be made on a form prescribed by the Administrator. Each Participant may at any time and from time to time, change any previous beneficiary designation, without notice to or consent of any previously designated beneficiary, by amending his or her previous designation on a form prescribed by the Administrator. If the beneficiary does not survive the Participant (or is otherwise unavailable to receive payment) or if no beneficiary is validly designated, then the amounts payable under this Plan shall be paid to the Participant’s surviving spouse, if any, and, if none, to his or her surviving issue per stirpes, if any, and, if none, to his or her estate and such person shall be deemed to be a beneficiary hereunder. (For purposes of this Section 8.1, a per stirpes distribution to surviving issue means a distribution to such issue as representatives of the branches of the descendants of such Employee; equal shares are allotted for each living child and for the descendants as a group of each deceased child of the deceased Employee). If more than one person is the beneficiary of a Participant, each such person shall receive a pro rata share of any distributions payable unless otherwise designated on the applicable form. If a beneficiary who is eligible to receive benefits dies, all benefits that were payable to such beneficiary shall then be payable to the estate of that beneficiary.
8.2    Lost Participants and Beneficiaries.
(a)    All Participants and beneficiaries shall have the obligation to keep the Administrator informed of their current address until such time as all benefits due have been paid.
(b)    If a Participant or beneficiary cannot be located by the Administrator exercising due diligence, then, in its sole discretion, the Administrator may presume that the Participant or beneficiary is deceased for purposes of the Plan and all unpaid amounts owed to the Participant or beneficiary shall be paid accordingly or, if a beneficiary cannot be so located, then such amounts may be forfeited in accordance with Section 6.5. Any such presumption of death shall be final, conclusive and binding on all parties.
8.3    Enforceability of Beneficiary Designations. Any beneficiary designation form is only a generalized, suggested form. At the time of the Participant’s death and under the laws of the jurisdiction applicable to the Participant at the time of death, the form may not be considered legally effective to transfer the amounts from the Participant’s Account(s) to the beneficiary so designated.
ARTICLE IX

Funding
9.1    Prohibition Against Funding. Should any investment be acquired in connection with the liabilities assumed by the Company under this Plan, it is expressly understood and agreed that the Participants and beneficiaries shall not have any right with respect to, or claim against, such assets nor shall any such purchase be construed to create a trust of any kind or a fiduciary relationship between the Company and the Participants, their beneficiaries or any other person. Any such assets (including any amounts deferred by a Participant or contributed by the Company pursuant to Article IV) shall be and remain a part of the general, unpledged, unrestricted assets of the Company, subject to the claims of its general creditors. Each Participant and beneficiary shall be required to look to the provisions of this Plan and to the Company itself for enforcement of any and all benefits due under this Plan, and to the extent any such person acquires a right to receive payment under this Plan, such right shall be no greater than the right of any unsecured general creditor of the Company. The Company (or the Trust, if any) shall be designated owner and beneficiary of investments acquired in connection with the Company’s obligations under this Plan. Notwithstanding the foregoing, the Company may establish a grantor (“rabbi”) trust, the assets of which shall be used exclusively and irrevocably to provide benefits under the Plan (subject, however, to the claims of the general creditors of the Company); provided, however, that the establishment of such a trust will not render the Plan other than “unfunded” as that term is used in Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA with respect to unfunded plans maintained primarily for the purpose of providing deferred compensation to a select group of management or highly compensated employees.
9.2    Deposits in Trust. Subject to Section 9.1, and notwithstanding any other provision of this Plan to the contrary, the Company may deposit into the Trust any amounts it deems appropriate to pay the benefits under this Plan. The amounts so deposited may include all Compensation Deferrals made pursuant to a Participation Election Form by a Participant, any Company Contributions and any Matching Contributions. Notwithstanding the deposit of assets into a Trust, the Company reserves the right at any time and from time to time to pay benefits to Plan Participants or their beneficiaries in whole or in part from sources other than the Trust, in which event the Company shall be entitled to receive from the Trust a corresponding distribution equal to the amount of benefits so paid.
ARTICLE X

Administration
10.1    Plan Administration. The Administrator shall have complete control and authority to determine the rights and benefits and all claims arising under the Plan of any Participant, beneficiary, deceased Participant, or other person claiming to have any interest under the Plan. When making a determination or calculation, the Administrator shall be entitled to rely on information furnished by a Participant, a beneficiary, the Company or the Trustee, if applicable. The Administrator shall have the responsibility for complying with any applicable reporting and disclosure requirements of ERISA.
10.2    Administrator.
(a)    The Administrator is expressly empowered and shall be vested with sole discretionary authority to (i) limit the amount of Compensation that may be deferred; (ii) deposit amounts into the Trust in accordance with Section 9.2; (iii) construe and interpret the Plan and a Participant’s Participation Election Form (collectively referred to as “Documents”), their terms, and any rules and regulations promulgated thereunder, including, but not limited to, resolving ambiguities, inconsistencies and omissions; (iv) construe and interpret the Federal and state laws and regulations that relate to the Documents; (v) decide all factual and other questions arising in connection with the Documents, including, but not limited to, determinations of eligibility, entitlement to benefits, and vesting; (vi) interpret the Plan and determine all questions arising in the administration, interpretation and application of the Plan; (vii) employ actuaries, accountants, counsel, and other persons it deems necessary in connection with the administration of the Plan; and (viii) take all other necessary and proper actions to fulfill its duties as Administrator. All findings of the Administrator shall be final and shall be binding and conclusive upon all persons having any interest in the Plan.
(b)    The Administrator shall not be liable for any actions by it hereunder, unless due to its own negligence, willful misconduct or lack of good faith.
(c)    The Administrator shall be indemnified and held harmless by the Company from and against all personal liability to which it may be subject by reason of any act done or omitted to be done in its official capacity as Administrator in good faith in the administration of the Plan, including all expenses reasonably incurred in its defense in the event the Company fails to provide such defense upon the request of the Administrator. The Administrator is relieved of all responsibility in connection with its duties hereunder to the fullest extent permitted by law.
10.3    Claims Procedures. Any application for benefits, inquiries about the Plan, inquiries about present or future rights under the Plan, or requests for review of a denial of benefits must be submitted to the Administrator in writing by a Participant or beneficiary who believes he or she is entitled to a benefit (or his authorized representative) in accordance with the procedures specified on the attached Appendix A.
ARTICLE XI

General Provisions
11.1    No Assignment. Benefits or payments under this Plan shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, garnishment or charge, whether voluntary or involuntary, and any attempt to so anticipate, alienate, sell, transfer, assign, pledge, encumber or charge the same shall not be valid, nor shall any such benefit or payment be in any way liable for or subject to the debts, contracts, liabilities, engagement or torts of any Participant or beneficiary, or any other person entitled to such benefit or payment pursuant to the terms of this Plan, except to such extent as may be required by law. If any Participant or beneficiary or any other person entitled to a benefit or payment pursuant to the terms of this Plan becomes bankrupt or attempts to anticipate, alienate, sell, transfer, assign, pledge, encumber or charge any benefit or payment under this Plan, in whole or in part, or if any attempt is made to subject any such benefit or payment, in whole or in part, to the debts, contracts, liabilities, engagements or torts of the Participant or beneficiary or any other person entitled to any such benefit or payment pursuant to the terms of this Plan, then such benefit or payment, in the discretion of the Administrator, shall cease and terminate with respect to such Participant or beneficiary, or any other such person.
11.2    No Employment Rights. Participation in this Plan shall not be construed to confer upon any Participant the legal right to be retained in the employ of the Company, or give a Participant or beneficiary, or any other person, any right to any payment whatsoever, except to the extent of the benefits provided for hereunder. Each Participant shall remain subject to discharge to the same extent as if this Plan had never been adopted.
11.3    Incompetence. If the Administrator determines that any person to whom a benefit is payable under this Plan is incompetent by reason of physical or mental disability, the Administrator shall have the power to cause the payments becoming due to such person to be made to another for his or her benefit without responsibility of the Administrator or the Company to see to the application of such payments. Any payment made pursuant to such power shall, as to such payment, operate as a complete discharge of the liabilities of the Company, the Administrator and the Trustee.
11.4    Identity. If, at any time, any doubt exists as to the identity of any person entitled to any payment hereunder or the amount or time of such payment, the Administrator shall be entitled to hold such sum until such identity or amount or time is determined or until an order of a court of competent jurisdiction is obtained. The Administrator shall also be entitled to pay such sum into the court in accordance with the appropriate rules of law. Any expenses incurred by the Company, the Administrator, and the Trust incident to such proceeding or litigation will be deemed a distribution from the Account pursuant to Article VII and will be deducted from the balance in the Account of the affected Participant.
11.5    Other Benefits. The benefits of each Participant or beneficiary hereunder shall be in addition to any benefits paid or payable to or on account of the Participant or beneficiary under any other pension, disability, annuity or retirement plan or policy whatsoever.
11.6    No Liability. No liability shall attach to or be incurred by the Company, the Trustee or any Administrator under or by reason of the terms, conditions and provisions contained in this Plan, or for the acts or decisions taken or made thereunder or in connection therewith; and as a condition precedent to the establishment of this Plan or the receipt of benefits thereunder, or both, such liability, if any, is expressly waived and released by each Participant and by any and all persons claiming under or through any Participant or any other person. Such waiver and release shall be conclusively evidenced by any act or participation in or the acceptance of benefits or the making of any election under this Plan.
11.7    Expenses. Except as otherwise provided herein, all expenses incurred in the administration of the Plan, whether incurred by the Company or the Plan, shall be paid by the Company from the Trust. Notwithstanding the foregoing, (i) any investment-related expenses for Plan Amounts shall be charged directly to the Account for which such investments were made, and (ii) any commissions on the sales of securities in respect of VIP Events shall be charged directly on pro rata basis to the Account of each affected Participant at the time of such VIP Event, based on the Participant’s Account balance in respect of the relevant Venture Investment at the time of such VIP Event. The Trustee’s fees and expenses shall be paid by the Company.
11.8    Amendment and Termination.
(a)    The Administrator shall have the sole authority to modify, amend or terminate this Plan; provided, however, that any modification, amendment or termination of this Plan shall not reduce, alter or impair, without the consent of a Participant, a Participant’s right to any amounts already credited to his or her Account on the day before the effective date of such modification, amendment or termination. If the Plan is terminated, the Plan will be “frozen” so that no amounts will be contributed to the Plan that are attributable to compensation for services provided in any Plan Year that commences following the date the Plan’s termination is approved. If the Plan is terminated, any vested amounts then credited to a Participant’s Account shall be distributed to the Participant in accordance with the Participant’s deferral election as provided in Section 7.3 and the other terms of the Plan, and any unvested amounts credited to the Participant’s Account shall continue to vest in accordance with the terms of Section 5.1 and, upon becoming vested, shall be distributed to the Participant in accordance with the Participant’s deferral election as provided in Section 7.3 and the other terms of the Plan.
(b)    The Administrator reserves the right to make any modification or amendment to the Plan that it deems necessary to comply with any requirements of law or to insure favorable tax treatment under the Plan.
11.9    Company Determinations. Any determinations, actions or decisions of the Company (including, but not limited to, Plan amendments and Plan termination) shall be made by the Administrator in accordance with its established procedures or by such other individuals, groups or organizations that have been properly appointed by the board of directors to make such determination or decision.
11.10    Arbitration. All disputes, claims, or causes of action arising from or relating to this Plan shall be resolved to the fullest extent permitted by law by final, binding and confidential arbitration, by a single arbitrator, in Los Angeles, California, conducted by JAMS under the then applicable JAMS rules. All Participants and the Company shall be deemed to have waived the right to resolve any such dispute through a trial by jury or judge or administrative proceeding. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and

(b) issue a written arbitration decision, to include the arbitrator’s essential findings and conclusions and a statement of the award. The arbitrator shall be authorized to award any or all remedies that the parties would be entitled to seek in a court of law. The Company shall pay all JAMS’ arbitration fees in excess of the amount of court fees that would be required if the dispute were decided in a court of law. Nothing in this Plan is intended to prevent either the Company or a Participant from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration.
11.11    Debt Offsets. If a Participant becomes entitled to a distribution of benefits under the Plan, and if at such time the Participant has outstanding any debt, obligation, or other liability representing an amount owing to the Company, then the Company may offset such amount owed to it against the amount of benefits otherwise distributable. Such determination shall be made by the Administrator.
11.12    Construction. All questions of interpretation, construction or application arising under or concerning the terms of this Plan shall be decided by the Administrator, in its sole and final discretion, whose decision shall be final, binding and conclusive upon all persons.
11.13    Governing Law. This Plan shall be governed by, construed and administered in accordance with the applicable provisions of ERISA, and any other applicable federal law; provided, however, that to the extent not preempted by federal law, this Plan shall be governed by construed and administered under the laws of the state of California, other than its laws respecting choice of law.
11.14    409A Compliance. This Plan is intended to comply with the requirements of Section 409A of the Code to the extent necessary to avoid adverse personal tax consequences to Participants under Section 409A of the Code, and any ambiguities herein shall be interpreted accordingly.
11.15    Severability. If any provision of this Plan is held invalid or unenforceable, its invalidity or unenforceability shall not affect any other provision of this Plan and this Plan shall be construed and enforced as if such provision had not been included therein. If the inclusion of any Employee (or Employees) as a Participant under this Plan would cause the Plan to fail to comply with the requirements of Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA, then the Plan shall be severed with respect to such Employee or Employees, who shall be considered to be participating in a separate arrangement.
11.16    Headings. The Article and Section headings contained herein are inserted only as a matter of convenience and for reference and in no way define, limit, enlarge or describe the scope or intent of this Plan nor in any way shall they affect this Plan or the construction of any provision thereof.

Appendix A
Claims Procedures
Definitions. For purposes of these claims procedures, the following terms have the following meanings:
1.    “Adverse Benefit Determination” means a denial, reduction, or termination of a benefit by the Plan, or a failure of the Plan to provide or make payment (in whole or in part) for a benefit, including any denial, reduction, termination, or failure to provide or make payment that is based on a determination of a Participant’s eligibility to participate in the Plan or to receive benefits under the Plan.
2.    “Claimant” means the Participant or beneficiary who believes he or she is entitled to a benefit (or his authorized representative) who has submitted a claim for benefits in accordance with these claims procedures.
3.     “Disability Claim” means a claim for benefits that requires a determination by the Administrator of a Participant’s Disability status.
4.    “Relevant Records” means any document, record, or other information that:
(i) the Administrator relied upon in making the benefit determination for the Claimant’s claim;
(ii) was submitted, considered, or generated in the course of making the benefit determination for the Claimant’s claim, without regard to whether such document, record, or other information was relied upon in making the benefit determination;
(iii) demonstrates compliance with the administrative processes and safeguards required pursuant to Department of Labor regulations in making the benefit determination for the Claimant’s claim; or
(iv) constitutes a statement of policy or guidance with respect to the Plan concerning the denied treatment option or benefit for the Claimant’s diagnosis, without regard to whether such advice or statement was relied upon in making the benefit determination.
In the case of Disability Claims, the term “Relevant Records” also means any document, record, or other information that constitutes a statement of policy or guidance with respect to the Plan concerning the denied treatment option or benefit for the Claimant’s diagnosis, without regard to whether such advice or statement was relied upon in making the benefit determination.
Filing an Initial Claim or Request for Review
Any application for benefits, inquiries about the Plan or inquiries about present or future rights under the Plan must be submitted by the Claimant in writing to the Administrator at the following address:
Alexandria Real Estate Equities, Inc.
Attention: Joel Marcus/Jackie Clem
26 North Euclid Avenue

Pasadena, CA 91101
A Claimant may submit a request for review if his or her application is denied in whole or in part. Such request must be in writing and must be submitted to the address above.
Procedures for Review of Initial Claim.
The Administrator will review the claim submitted by the Claimant or appoint another individual or entity to review the claim.
    Benefit Claims that are not Disability Claims. If the claim is not a Disability Claim, the Claimant will be notified within ninety (90) days after receipt of the claim of any Adverse Benefit Determination, unless the Claimant receives written notice from the Administrator before the end of the ninety (90) day period stating that special circumstances require an extension of the time for decision, such extension not to extend beyond the day which is one hundred eighty (180) days after receipt of the claim.
    Benefit Claims that are Disability Claims. If the claim is a Disability Claim, the Administrator will notify the Claimant of any Adverse Benefit Determination within a reasonable period of time, but not later than forty-five (45) days after receipt of the claim. If, due to matters beyond the control of the Plan, the Administrator needs additional time to process a claim, the Claimant will be notified, within forty-five (45) days after the Administrator receives the claim, of those circumstances and of when the Administrator expects to make its decision, which date will not extend beyond seventy-five (75) days after receipt of the claim. If, prior to the end of the extension period, due to matters beyond the control of the Plan, a decision cannot be rendered within that extension period, the period for making the determination may be extended not beyond one hundred five (105) days after receipt of the claim, provided that the Administrator notifies the Claimant of the circumstances requiring the extension and the date as of which the Plan expects to render a decision. The extension notice will specifically explain the standards on which entitlement to a disability benefit is based, the unresolved issues that prevent a decision on the claim and the additional information needed from the Claimant to resolve those issues, and the Claimant will be afforded at least forty-five (45) days within which to provide the specified information.
    Manner and Content of Notice of Initial Adverse Benefit Determination. If the Administrator denies an initial claim, it must provide to the Claimant, in writing or by electronic communication, notification of any Adverse Benefit Determination:
o    The specific reasons for the Adverse Benefit Determination;
o    A reference to the Plan provision upon which the Adverse Benefit Determination is based;
o    A description of any additional information or material that the Claimant must provide in order to perfect the claim;
o    An explanation of why such additional material or information is necessary;

o    A description of the Plan’s review procedures and the time limits applicable to such procedures; and
o    A statement of the Participant’s right to bring a civil action under ERISA section 502(a) following a Adverse Benefit Determination on review of an appeal of the initial Adverse Benefit Determination.
    Additional Content Required in Notice of Initial Adverse Benefit Determination for a Disability Claim. Additionally, any notification of Initial Adverse Benefit Determination for a Disability Claim shall also include:
o    A discussion of the decision, including an explanation or basis for disagreeing with or not following (i) the views presented by the Claimant to the Plan of health care professionals treating the Claimant and vocational professionals who evaluated the Claimant; (ii) the views of medical or vocational experts whose advise was obtained on behalf of the Plan in connection with a Claimant’s Adverse Benefit Determination, without regard to whether the advice was relied on in making the benefit determination; and (iii) a disability determination regarding the Claimant to the Plan made by the Social Security Administration.
o    If the Adverse Benefit Determination is based on a medical necessity or experimental treatment or similar exclusion or limit, either an explanation of the scientific or clinical judgment for the determination, applying the terms of the Plan to the Claimant’s medical circumstances, or a statement that such explanation will be provided free of charge upon request.
o    Either the specific internal rules, guidelines, protocols, standards or other similar criteria of the Plan relied upon in making the adverse determination or, alternatively, a statement that such rules, guidelines, protocols, standards or other similar criteria of the Plan do not exist.
o    A statement that the Claimant is entitled to receive, free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the Claimant’s claim for Disability benefits. Whether a document, record or other information is relevant to a claim for benefits will be determined by reference to Section 2560.503-1(m)(8) of the Department of Labor regulations.
Furthermore, the notice of Adverse Benefit Determination will be provided in a culturally and linguistically appropriate manner as required by the Department of Labor regulations.
Procedures for Appeal of Initial Adverse Benefit Determination.
    Timing for Appeal of Initial Adverse Benefit Determination of Benefit Claims that are not Disability Claims. Except for Disability Claims, a request for review of a initial Adverse Benefit Determination must be made in writing to the Administrator within sixty (60) days after receiving notice of such Adverse Benefit Determination.

    Timing for Appeal of Initial Adverse Benefit Determination of Disability Claims. A Claimant with a Disability Claim has at least one hundred eighty (180) days following receipt of a notification of an initial Adverse Benefit Determination within which to request a review of such Adverse Benefit Determination.
    Standard of Review. The reviewer will afford the Claimant an opportunity to (i) submit written comments, documents, records, and other information relating to the claim for benefits, (ii) provide that a claimant shall be provided, upon request and free of charge, reasonable access to, and copies of all Relevant Records, and (iii) provide for a review that takes into account all comments, documents, records, and other information submitted by the Claimant relating to the claim, without regard to whether such information was submitted or considered in the initial Adverse Benefit Determination.
    With respect to Disability Claims, in addition to complying the standard of review outlined above, the review will also meet the following additional requirements:
o    The Plan will provide a review that does not afford deference to the initial Adverse Benefit Determination and that is conducted by an appropriate named fiduciary of the Plan who did not make the initial determination that is the subject of the appeal, nor is a subordinate of the individual who made such Adverse Benefit Determination.
o    The appropriate named fiduciary of the Plan will consult with a health care professional who has appropriate training and experience in the field of medicine involved in the medical judgment before making a decision on review of any initial Adverse Benefit Determination based in whole or in part on a medical judgment. The professional engaged for purposes of a consultation in the preceding sentence will not be an individual who was consulted in connection with the initial determination that is the subject of the appeal or the subordinate of any such individual.
o    The Plan will identify to the Claimant the medical or vocational experts whose advice was obtained on behalf of the Plan in connection with the review, without regard to whether the advice was relied upon in making the initial Adverse Benefit Determination.
    Timing Rules for Review of Appeal of Initial Adverse Benefit Determination of Claims that are not Disability Claims. The decision upon review will be made within sixty (60) days after the Administrator’s receipt of a request for review, unless special circumstances require an extension of time for processing, in which case a decision will be rendered not later than one hundred twenty (120) days after receipt of a request for review. A notice of such an extension must be provided to the Claimant within the initial sixty (60) day period and must explain the special circumstances and provide an expected date of decision.
    Timing Rules for Review of Appeal of Initial Adverse Benefit Determination of Disability Claims. The Administrator’s decision upon review of an Adverse Benefit Determination of a Disability Claim shall be given to the Claimant within a reasonable period of time, but not later than forty-five (45) days after receipt of the Claimant’s request for review by the Plan, unless the Administrator determining that special circumstances (such as the need to hold a hearing) require an extension of time for processing the review. If the Administrator determines that an extension of time for processing is required, written notice of the extension shall be furnished to the Claimant prior to the end of the initial forty-five (45) day period. In no event shall such extension exceed a period of forty-five (45) days from the end of the initial period. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Plan expects to render the determination on review.
    Manner and Content of Notice of Decision on Review. Upon completion of its review of an initial Adverse Benefit Determination, the Administrator will give the Claimant written or electronic notification of the benefit determination on review. In the case of an Adverse Benefit Determination on review, the notification shall set forth, in a manner calculated to be understand by the Claimant:
o    its decision;
o    the specific reasons for the decision;
o    the relevant Plan provisions or insurance contract provisions on which its decision is based;
o    a statement that the Claimant is entitled to receive, upon request and without charge, reasonable access to, and copies of, all Relevant Records;
o    a statement describing the Claimant’s right to bring an action for judicial review under ERISA section 502(a); and
o    if an internal rule, guideline, protocol or other similar criterion was relied upon in making the Adverse Benefit Determination on review, a statement that a copy of the rule, guideline, protocol or other similar criterion will be provided without charge to the Claimant upon request.
    Additional Content Required in Notice of Adverse Benefit Determination on Review of a Disability Claim. Additionally, any notification of Adverse Benefit Determination for a Disability Claim on review shall also include:
o    A discussion of the decision, including an explanation or basis for disagreeing with or not following (i) the views presented by the Claimant to the Plan of health care professionals treating the Claimant and vocational professionals who evaluated the Claimant; (ii) the views of medical or vocational experts whose advise was obtained on behalf of the Plan in connection with a Claimant’s Adverse Benefit Determination, without regard to whether the advice was relied on in making the benefit determination; and (iii) a disability determination regarding the Claimant to the Plan made by the Social Security Administration.
o    If the Adverse Benefit Determination is based on a medical necessity or experimental treatment or similar exclusion or limit, either an explanation of the scientific or clinical judgment for the determination, applying the terms of the Plan to the Claimant’s medical circumstances, or a statement that such explanation will be provided free of charge upon request.
o    Either the specific internal rules, guidelines, protocols, standards or other similar criteria of the Plan relied upon in making the adverse determination or, alternatively, a statement that such rules, guidelines, protocols, standards or other similar criteria of the Plan do not exist.
o    A statement that the Claimant is entitled to receive, free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the Claimant’s claim for Disability benefits. Whether a document, record or other information is relevant to a claim for benefits will be determined by reference to Section 2560.503-1(m)(8) of the Department of Labor regulations.
o    the statement of the Claimant’s right to bring an action under ERISA Section 502(a) also shall describe any applicable contractual limitations period that applies to the Claimant’s right to bring such an action, including the calendar date on which the contractual limitations period expires for the claim.
Furthermore, the Adverse Benefit Determination will be provided in a culturally and linguistically appropriate manner as required by the Department of Labor regulations.
    Special Advance Notices Preceding Adverse Benefit Determinations on Review of a Disability Claim. Before the Administrator can issue any Adverse Benefit Determination on review of a Disability Claim, the Administrator must provide the Claimant, free of charge, with any new or additional evidence considered, relied upon, or generated by the Administrator, the Plan, an insurer or any other person making the benefit determination in connection with the claim. Such evidence must be provided as soon as possible and sufficiently in advance of the date on which the Adverse Benefit Determination is required to be provided so as to give the Claimant a reasonable opportunity to respond prior to that date.
Furthermore, before the Administrator can issue an Adverse Benefit Determination on review of a Disability Claim based on a new or additional rationale, the Administrator shall provide the Claimant, free of charge, with the rationale. Such rationale must be provided as soon as possible and sufficiently in advance of the date on which the notice of Adverse Benefit Determination on review is required to be provided to give the Claimant a reasonable opportunity to respond prior to that date.
    Special Rules for Exhaustion of Administrative Remedies for Disability Claims and Appeals. In the case of a Disability Claim, if the Plan fails to strictly adhere to all the requirements set forth herein for Disability Claims, the Claimant is deemed to have exhausted the administrative remedies available under the Plan. Accordingly, the Claimant is entitled to pursue any available remedies under ERISA Section 502(a) on the basis that the Plan has failed to provide a reasonable claims procedure that would yield a decision on the merits of the claim. If a Claimant chooses to pursue remedies under ERISA Section 502(a)

under such circumstances, the Disability Claim or appeal is deemed denied on review without the exercise of discretion by an appropriate fiduciary.
Notwithstanding the preceding paragraph, the administrative remedies available under the Plan with respect to Disability Claims will not be deemed exhausted based on de minimis violations that do not cause, and are not likely to cause, prejudice or harm to the Claimant so long as the Plan demonstrates that the violation was for good cause or due to matters beyond the control of the Plan and that the violation occurred in the context of an ongoing, good faith exchange of information between the Plan and the Claimant. This exception is not available if the violation is part of a pattern or practice of violations by the Plan. The Claimant may request a written explanation of the violation from the Plan, and the Plan must provide such explanation within 10 days, including a specific description of its bases, if any, for asserting that the violation should not cause the administrative remedies available under the Plan to be deemed exhausted. If a court rejects the Claimant’s request for immediate review under the preceding paragraph on the basis that the Plan met the standards for the exception under this paragraph, the Disability Claim shall be considered as refiled on appeal upon the Plan’s receipt of the decision of the court. Within a reasonable time after receipt of the decision, the Plan shall provide the Claimant with notice of the resubmission.
Independence and Impartiality of Decision Makers. The Plan must ensure that all Disability Claims and appeals of Disability Claims are adjudicated in a manner designed to ensure the independence and impartiality of the persons involved in making the decision. Accordingly, decisions regarding hiring, compensation, termination, promotion, or other similar matters with respect to any individual (such as a claims adjudicator or medical or vocational expert) must not be made based upon the likelihood that the individual will support an Adverse Benefit Determination.
Calculation of Time Periods. For purposes of the time periods specified in this Appendix A, the period of time during which a benefit determination is required to be made begins at the time a claim is filed in accordance with the Plan procedures without regard to whether all the information necessary to make a decision accompanies the claim. If a period of time is extended due to a Claimant’s failure to submit all information necessary, the period for making the determination will be tolled from the date the notification is sent to the Claimant until the date the Claimant responds.
Failure of Plan to Follow Procedures. If the Plan fails to follow the claims procedures required by this Appendix A, a Claimant will be deemed to have exhausted the administrative remedies available under the Plan and will be entitled to pursue any available remedy under ERISA section 502(a) on the basis that the Plan has failed to provide a reasonable claims procedure that would yield a decision on the merits of the claim.